Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Fred Zinn, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW ACQUIRES ASSETS OF RV CHASSIS BUSINESS

White Plains, New York – August 22, 2011 – Drew Industries Incorporated (NYSE:DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported that its wholly-owned subsidiary, Lippert Components, acquired from EA Technologies, LLC the business and certain assets of the towable RV chassis and slide-out mechanism operation previously owned by Dexter Chassis Group. The acquired business has annual sales of more than $40 million, and the purchase price was $13.5 million, which was paid from available cash. Drew expects the acquisition to be immediately accretive to earnings.

“During 2011, we have taken several significant steps to enhance our growth and profit potential” said Fred Zinn, Drew’s President and CEO, “These steps included:

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In January 2011, we acquired Home-Style, a manufacturer of a full line of upholstered furniture and mattresses for the Northwest RV market, with annual sales of approximately $12 million. Home-Style complements our Indiana-based Seating Technology operation, acquired in 2008.

•	In July 2011, we acquired certain assets and business of M-Tec, a manufacturer primarily of components for RVs and mobile office units, with annual sales of approximately $12 million.

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In August 2011, we announced the introduction of a newly developed line of RV awnings, which will be sold directly to RV manufacturers, as well as through aftermarket distributors. The total market for RV awnings is well in excess of $100 million.

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During the year, we enhanced our management team, formed new sales teams to address aftermarket sales of our RV and manufactured housing products, as well new markets, and opened a state-of-the-art RV customer service center.

The combination of these steps and the continued growth we expect from acquisitions completed in 2010, we believe the acquisition of this RV chassis and slide-out mechanism business will further enhance our ability to grow faster than our core markets. In addition, we have the financial and managerial resources to continue to pursue expansion opportunities which we believe will yield favorable returns on our investments. After completing this latest acquisition, we have available cash of $10 million, no debt, and $185 million of available borrowing capacity.”

“The success of our previous acquisitions has in large part been due to the strength of our operating management team,” said Jason Lippert, CEO of Lippert Components. “The entire team is excited about this new acquisition, and the prospects of working even more closely with the key customers of this business. Our experience enables us to build high quality chassis and slide-out mechanisms for towable RVs, and the market share we are gaining through this acquisition will allow us to further increase the effectiveness of our existing manufacturing capacity. We will continue to focus on providing outstanding value and service to our customers.”

Lippert Components, currently the leading supplier of chassis and slide-out mechanisms for towable RVs, expects to consolidate the operations of the acquired business into its existing facilities before the end of 2011.

“Over the past 6 years, our management team has consolidated more than 20 manufacturing facilities, and integrated several acquired operations,” said Scott Mereness, President of Lippert Components. “As a result, we have developed the capability to complete these integrations quickly and efficiently, minimizing any disruption to the acquired business. Further, by utilizing our existing production capacity, strong purchasing power, and effective production techniques, we can improve efficiencies and reduce costs of the acquired operations.”

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 28 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components, vinyl, aluminum, glass and ABS resin) and other components, availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention and concentration of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

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